Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Merger Fund, WCM Alternatives: Event-Driven Fund, and WCM Alternatives: Credit Event Fund of our report dated February 24, 2020, relating to the financial statements and financial highlights, which appears in The Merger Fund’s, WCM Alternatives: Event-Driven Fund’s, and WCM Alternatives: Credit Event Fund’s Annual Report on Form N-CSR for the year ended December 31, 2019.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, NY
April 28, 2020